Exhibit 99.2


                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT


The Board of Directors and Audit Committee
PrivateBancorp, Inc.


We have reviewed the accompanying consolidated balance sheet of PrivateBancorp, Inc. as of March 31, 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the three month period ended March 31, 2003. These financial statements are the responsibility of the Company's management. We did not make a similar review of the consolidated financial statements for the corresponding period of the prior year (2002).

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements at March 31, 2003, and for the three month period then ended, for them to be in conformity with accounting principles generally accepted in the United States.



                                                  /s/ Ernst & Young LLP


May 14, 2003
Chicago, Illinois